                                                               EXHIBIT 11.1

                           AURUM SOFTWARE, INC.

    COMPUTATION OF NET LOSS PER SHARE AND PRO FORMA NET LOSS PER SHARE

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
                                    YEARS ENDED DECEMBER      SIX MONTHS ENDED
                                             31,                  JUNE 30,
                                   -------------------------  -----------------
                                    1993     1994     1995     1995      1996
                                   -------  -------  -------  -------  --------
HISTORICAL:
Net loss.........................  $(4,262) $(4,388) $(4,452) $(2,349) $   (607)
Accretion due to redemption value
 of mandatorily redeemable
 convertible preferred stock.....      --       --       --       --    (11,235)
                                   -------  -------  -------  -------  --------
Net loss applicable to common
 stockholders....................  $(4,262) $(4,388) $(4,452) $(2,349) $(11,842)
                                   =======  =======  =======  =======  ========
Weighted average common shares
 outstanding.....................      960      855    1,937    1,379     2,930
Common stock and common stock
 options issued during the 12-
 month period prior to the
 initial public offering in
 accordance with Staff Accounting
 Bulletin No. 83 (using the
 treasury stock method)..........    1,083    1,083    1,083    1,083     1,083
                                   -------  -------  -------  -------  --------
                                     2,043    1,938    3,020    2,462     4,013
                                   =======  =======  =======  =======  ========
Net loss per share(1)............  $ (2.09) $ (2.26) $ (1.47) $ (0.95) $  (2.95)
                                   =======  =======  =======  =======  ========
PRO FORMA:
Net loss.........................                    $(4,452)          $   (607)
                                                     =======           ========
Historical weighted average
 shares outstanding..............                      3,020              4,013
Effect of assumed conversion of
 preferred stock.................                      3,620              4,704
                                                     -------           --------
                                                       6,640              8,717
                                                     =======           ========
Pro forma net loss per share(1)..                    $ (0.67)          $  (0.07)
                                                     =======           ========
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(1) Primary and fully diluted loss per share are the same for all periods presented.